Exhibit 99.1

Cowen Group, Inc. Announces Second Quarter Results for 2006

New York, August 15/ - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended June 30, 2006.

Total revenue for the quarter ended June 30, 2006 was $83.6 million, up 56.4% from $53.5 million in the prior year period.  For the quarter ended June 30, 2006, net income was $5.6 million, an increase of $7.6 million compared to a net loss of $2.0 million in the prior year period.

Total revenue for the six months ended June 30, 2006 was $187.4 million, up 38.1% from $135.8 million for the six months ended June 30, 2005.  For the six months ended June 30, 2006, net income was $42.1 million, an increase of $34.5 million, or 455.5%, compared to net income of $7.6 million for the six months ended June 30, 2005.  For the six months ended June 30, 2006, income before taxes of $44.2 million included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc.

 “We are pleased with our solid second quarter results,” said Kim Fennebresque, Chairman and Chief Executive Officer.  “The quarter’s results were driven by an excellent performance in our investment banking business, specifically in our capital raising activities.  We view the second quarter results as being healthy, particularly considering the slowdown in activity during the second half of the quarter.  We are excited about strategic personnel investments we made during the first half of the year as we began to build out our business in anticipation of becoming an independent public company, including the addition of a seasoned options team, a number of middle market sales professionals and four senior research analysts.”

Results of Operations

Total Revenue

Total revenue was $83.6 million for the second quarter of 2006, an increase of 56.4% compared to total revenue of $53.5 million in the prior year period.

For the six months ended June 30, 2006, total revenue was $187.4 million, an increase of 38.1% compared to total revenue of $135.8 million for the six months ended June 30, 2005.

Investment Banking

The quarter’s results were driven by a solid performance in the investment banking business, primarily attributable to an increase in capital raising fees, partially offset by a decrease in strategic advisory fees.  Investment banking revenue was $39.5 million for the second quarter of 2006, up 110.0% from $18.8 million in the second quarter of 2005.

•      Equity underwriting revenue was $17.5 million, up 82.5% from $9.6 million in the prior year period.  The increase was a result of increased transactions in terms of both volume and median transaction size compared to the prior year period.  In the second quarter of 2006, the Company lead managed 6 offerings and co-managed 8 offerings of equity securities for 14 companies, raising proceeds of approximately $4.8 billion.  In the second quarter of 2005, the Company lead managed 4 offerings and co-managed 5 offerings of equity and convertible securities for 9 companies, raising proceeds of approximately $1.2 billion.

•      Private placement revenue was $17.7 million in the second quarter of 2006, an increase of $14.8 million, or 507.7%, compared to $2.9 million in the second quarter of 2005.  The increase in private placement revenue was primarily attributable to an increase in the number of transactions and median transaction size.  For the second quarter of 2006, the Company completed 7 private transactions with a median transaction size of $45 million.  For the second quarter of 2005, the Company completed 2 transactions with an average transaction size of $28.9 million.

•      Strategic advisory fees were $4.3 million in the second quarter of 2006, a decrease of $2.0 million, or 31.3%, compared to $6.3 million in the second quarter of 2005.  The Company acted as an advisor on 2 strategic advisory transactions that closed in the second quarter of 2006 as compared to 4 strategic advisory transactions that closed in the second quarter of 2005.

For the six months ended June 30, 2006, investment banking revenue was $92.9 million, an increase of $37.7 million, or 68.4%, compared to $55.2 million for the six months ended June 30, 2005.  The increase resulted from significant improvements in the capital raising business, partially offset by a decrease in the number of strategic advisory transactions.

•                  Equity underwriting revenue was $43.7 million, an increase of 114.3% over revenue of $20.4 million in the prior year period.  The increase was attributable to increases in transaction volume and median transaction size.  For the six months ended June 30, 2006, the Company lead managed 14 offerings and co-managed 22 offerings of equity and convertible securities for 35 companies, raising proceeds of approximately $8.5 billion.  For the six months ended June 30, 2005, the Company lead managed 12 offerings and co-managed 7 offerings of equity and convertible securities for 18 companies, raising proceeds of approximately $2.0 billion.

•                  Private placement revenue was $38.9 million for the six months ended June 30, 2006, an increase of $29.1 million, or 297.6%, compared to $9.8 million for the six months ended June 30, 2005.  The increase was primarily a result of an increase in both the number of transactions and the median size of the transactions.  For the first six months of 2006, the Company completed 19 transactions with a median size of $40 million.  For the first six months of 2005, the Company completed 10 transactions with a median transaction size of $25.4 million.

•                  Strategic advisory fees were $10.3 million for the first six months of 2006, a decrease of $14.7 million, or 58.8%, compared to $25.0 million for the first six months of 2005.  The decrease was primarily a result of lower transaction volume in 2006 and the fact that a number of relatively large transactions were completed in the first half of 2005.  The Company acted as an advisor on 7 strategic advisory transactions that closed in the first half of 2006 as compared to 12 strategic advisory transactions that closed in the first half of 2005.

Sales and Trading

Sales and trading revenue was $37.5 million for the second quarter of 2006, an increase of $8.1 million, or 27.6%, compared to $29.4 million for the prior year period.

For the six months ended June 30, 2006, sales and trading revenue was $81.0 million compared to $70.2 million for the prior year period, an increase of $10.8 million, or 15.4%.

In both periods, the increase was primarily attributable to improved trading results associated with the convertible bond trading business and an increase in over-the-counter equity activity.

Corporate Interest and Dividend Income

Interest and dividend income was $5.5 million for the three months ended June 30, 2006, an increase of $1.6 million, or 39.9%, compared with $3.9 million in the three months ended June 30, 2005.  The increase resulted primarily from higher average interest bearing assets and higher interest rates in the second quarter of 2006 relative to the second quarter of 2005.  In conjunction with the Company’s initial public offering which closed in July, the Company distributed capital to SG Americas Securities Holdings in an amount necessary to cause stockholders’ equity to be $207.0 million immediately following the offering.  As a result of this capital distribution, the Company will have a lower level of interest earning assets in future periods, which will result in lower interest income.

Interest and dividend income was $11.7 million for the first half of 2006, an increase of $4.0 million, or 52.7%, compared to $7.6 million for the first half of 2005.  The increase resulted from higher average interest bearing assets and higher interest rates in the first half of 2006 relative to the prior year period.

Other

Other revenue for the second quarter of 2006 was $1.2 million, a decrease of $0.2 million, or 16.1%, compared to $1.4 million in the second quarter of 2005.  The decrease was primarily attributable to a decrease in fees for managing a portfolio of merchant banking assets and venture capital investments, partially offset by new equity research fee income.

For the first half of 2006, other revenue was $1.8 million, a decrease of $0.9 million, or 33.0%, compared to $2.7 million in the first half of 2005.  The decrease was primarily a result of the decrease in fees for managing a portfolio of merchant banking assets and venture capital investments.

Compensation Expense

Employee compensation and benefits expense was $48.8 million for the three months ended June 30, 2006, an increase of $19.2 million, or 64.6%, compared with $29.7 million for the three months ended June 30, 2005. This increase was primarily attributable to an increase in accruals for variable compensation due to increased total revenue in the three months ended June 30, 2006 compared to the three months ended June 30, 2005. Compensation is accrued based on a ratio of compensation to total revenue. Excluding the revenue and compensation expense associated with the deferred compensation plans that were terminated as a result of the initial public offering, employee compensation and benefits expense as a percentage of total revenue was 58.0% for the three months ended June 30, 2006.  Employee compensation and benefits expense as a percentage of total revenue was 55.5% for the three months ended June 30, 2005.

Compensation expense for the first half of 2006 was $111.6 million, an increase of $36.4 million, or 48.4%, compared to $75.2 million in the first half of 2005.  This increase was primarily attributable to an increase in accruals for variable compensation due to increased total revenue in the six months ended June 30, 2006 compared to the six months ended June 30, 2005. Compensation is accrued based on a ratio of compensation to total revenue.  Excluding the revenue and compensation expense associated with the deferred compensation plans that were terminated as a result of the initial public offering, employee compensation and benefits expense as a percentage of total revenue was 58.0% for the six months ended June 30, 2006.  Employee compensation and benefits expense as a percentage of total revenue was 55.4% for the six months ended June 30, 2005.

Non-Compensation Expense

Non-compensation expense was $28.9 million for the second quarter of 2006, an increase of $3.0 million, or 11.7%, compared with $25.8 million in the second quarter of 2005.  Approximately one-third of the increase in the second quarter of 2006 compared to the prior year period was related to non-recurring expenses resulting from moving expenses associated with relocating employees within our New York office, double rent and other related expenses paid in connection with our relocation to a new office in London, professional fees associated with becoming a public company and the termination fee paid to Société Générale related to a performance guarantee agreement.  In addition, approximately one-fifth of the increase related to expenses associated with increased business activity.

Non-compensation expense was $56.4 million for the six months ended June 30, 2006, an increase of $4.2 million, or 8.0%, compared to $52.3 million for the six months ended June 30, 2005.  Over half of the increase in the six months ended June 30, 2006 compared to the prior year period was related to non-recurring expenses resulting from moving expenses associated with relocating employees within our New York office, double rent and other certain expenses paid in connection with our relocation to a new office in London, professional fees associated with becoming a public company, the termination fee paid to Société Générale related to a performance guarantee agreement and legal expenses incurred that would be subject to an indemnification agreement in the future.  In addition, one-tenth of the increase related to expenses associated with increased business activity.

Gain on Exchange Memberships

In the first six months of 2006, a one-time gain of $24.8 million was realized upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. on March 7, 2006.  New York Stock Exchange members were entitled to receive cash and shares of NYSE Group common stock, and the Company held seven seats at the date of the merger.  In connection with our initial public offering, the Company directed the interests from the merger to SG Americas Securities Holdings.

Provision for Taxes

The provision for taxes in the second quarter of 2006 was $0.3 million compared to a benefit of ($0.1) million for the prior year period.  The Company’s effective tax rate in the second quarter of 2006 was 5.8% compared to an effective tax rate of 2.9% for the second quarter of 2005.  As a result of the Company’s initial public offering, the effective tax rate that the Company will pay is expected to increase to 45% as the Company no longer has the benefits of the net operating loss carry forwards.

For the first six months of 2006, the provision for taxes was $2.1 million, an increase of $1.4 million compared to $0.7 million in the first six months of 2005.  The Company’s effective tax rate was 4.8% for the first six months of 2006 compared to an effective tax rate of 8.7% for the first six months of 2005.

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss second quarter financial results on Tuesday, August 15, 2006, at 9:00 am EST.  This call can be accessed by dialing 1-800-299-0148 domestically or 1-617-801-9711 internationally.  The passcode for the call is 65295997.  A replay of the call will be available beginning at 11:00 am EST on August 15, 2006 through August 22, 2006.  To listen to the replay, please call 1-888-286-8010 domestically or 1-617-801-6888 internationally.  The passcode for this call is 79298851.  The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications and consumer.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Prospectus as filed with the Securities and Exchange Commission on July 14, 2006.  The Prospectus is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Group, Inc.
Unaudited Condensed Combined Statements of Operation
Three and Six Months Ended June 30, 2006 and 2005

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005
	(dollars in thousands)
Revenues
Investment banking	$39,477	$18,800	$92,916	$55,179
Commissions	22,109	22,296	46,224	46,526
Principal transactions	15,368	7,071	34,780	23,674
Interest and dividend income	5,510	3,939	11,655	7,635
Other	1,153	1,374	1,835	2,738
Total revenues	83,617	53,480	187,410	135,752

Expenses
Employee compensation and benefits	48,838	29,673	111,576	75,182
Floor brokerage and trade execution	2,760	2,363	5,226	5,110
Service fees, net	4,663	4,351	9,619	9,193
Communications	6,104	6,075	12,086	11,744
Occupancy and equipment	4,513	3,632	8,735	7,652
Marketing and business development	3,287	3,093	6,190	5,867
Litigation and related costs	864	590	1,907	1,082
Depreciation and amortization	519	373	994	753
Interest	177	101	404	275
Other	5,972	5,267	11,269	10,589
Total expenses	77,697	55,518	168,006	127,447
Operating income (loss)	5,920	(2,038)	19,404	8,305
Gain on exchange memberships	—	—	24,832	—
Income (loss) before income taxes	5,920	(2,038)	44,236	8,305
Provision (benefit) for income taxes	345	(59)	2,121	723
Net income (loss)	$5,575	$(1,979)	$42,115	$7,582

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer 646-562-1719 of Cowen Group, Inc. Website: www.cowen.com